EXHIBIT 99

Restaurant Brands International Inc. Reports Full Year and Fourth Quarter 2020 Results
Global digital sales reach $6 billion in 2020, more than doubling in home markets
Continued strength in off-premise channels across all brands with global delivery sales also doubling in 2020
Accelerated transformation of drive-thru experience, 3,600 digital menu boards installed in home markets in 2020
RBI declares 9th consecutive dividend increase and ends 2020 with $2.6 billion of available liquidity

Toronto, Ontario – February 11, 2021 – Restaurant Brands International Inc. (TSX/NYSE: QSR, TSX: QSP) today reported financial results for the full year and fourth quarter ended December 31, 2020.

Jose Cil, Chief Executive Officer of Restaurant Brands International Inc. ("RBI") commented, “We are confident that our efforts in food and beverage quality, restaurant experience, digital leadership and brand building will be beneficial to returning our business to the growth we know we are capable of in all three brands. While we ended 2020 with about the same restaurant count as 2019, we have been working closely with our network of franchisees on restarting the development engine and expect to deliver net restaurant growth roughly in line with what we delivered in 2018 and 2019. Strong results in 2021 will help pave the way toward our aspiration of achieving 40,000 restaurants in the coming years.”

Cil continued, “Driving rapid digital innovation has been essential to the recovery of our business. We increased support for and continued to build on our e-commerce platforms, reimagined service opportunities like curbside pickup and expanded delivery services into thousands of new restaurants. The outcome has been the more than doubling of digital sales in North America.”

“The quality of our plans today is the result of a team that refused to be distracted by short-term barriers that we couldn’t control and instead focused on the right long-term priorities to grow our restaurant brands for many years to come,” concluded Cil."

2020 Highlights:
•System-wide Sales Growth declined (8.6)%
•Net Restaurant Growth declined (0.2)%
•Diluted EPS of $1.60 versus $2.37 in prior year
•Adjusted Diluted EPS of $2.03 versus $2.72 in prior year
•Net Income Attributable to Common Shareholders and Noncontrolling Interests of $748 million versus $1,109 million in prior year
•Adjusted EBITDA of $1,864 million decreased (18.1)% organically versus the prior year
•Net Cash Provided by Operating Activities of $921 million and Free Cash Flow of $804 million

2020 Corporate Highlights:
•RBI announced its Restaurant Brands for Good evergreen framework in 2020, available on the company’s website and discussed in the open letter posted today by Jose Cil
•RBI awarded “Great Place to Work®” certification and achieved 100% on Corporate Equality Index

Dividend Update:

•RBI announced that its board of directors declared a dividend of $0.53 per common share and partnership exchangeable unit of Restaurant Brands International Limited Partnership (“RBI LP”) for Q1 of 2021
•In connection with the declared dividend, RBI also announced that it is targeting a total of $2.12 in dividends per common share and partnership exchangeable unit of RBI LP for 2021

Consolidated Operational Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
System-wide Sales Growth
TH	(12.9)%	(2.9)%	(17.5)%	(0.3)%
BK	(8.1)%	8.4%	(11.1)%	9.3%
PLK	(0.9)%	42.3%	17.7%	18.5%
Consolidated	(8.0)%	9.9%	(8.6)%	8.3%
System-wide Sales (in US$ millions)
TH	$1,478	$1,679	$5,488	$6,716
BK	$5,428	$5,905	$20,038	$22,921
PLK	$1,307	$1,327	$5,143	$4,397
Consolidated	$8,213	$8,911	$30,669	$34,034
Net Restaurant Growth
TH	0.3%	1.8%	0.3%	1.8%
BK	(1.1)%	5.9%	(1.1)%	5.9%
PLK	4.1%	6.9%	4.1%	6.9%
Consolidated	(0.2)%	5.2%	(0.2)%	5.2%
System Restaurant Count at Period End
TH	4,949	4,932	4,949	4,932
BK	18,625	18,838	18,625	18,838
PLK	3,451	3,316	3,451	3,316
Consolidated	27,025	27,086	27,025	27,086
Comparable Sales
TH	(11.0)%	(4.3)%	(15.7)%	(1.5)%
BK	(7.9)%	2.8%	(7.9)%	3.4%
PLK	(5.8)%	34.4%	13.8%	12.1%

Note: System-wide sales growth and comparable sales are calculated on a constant currency basis and include sales at franchise restaurants and company-owned restaurants. System-wide sales are driven by sales at franchised restaurants, as approximately 100% of current restaurants are franchised. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on a percentage of franchise sales. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation.

Consolidated Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, except per share data)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Total Revenues	$1,358	$1,479	$4,968	$5,603
Net Income Attributable to Common Shareholders and Noncontrolling Interests	$138	$255	$748	$1,109
Diluted Earnings per Share	$0.30	$0.54	$1.60	$2.37

TH Adjusted EBITDA(1)	$229	$297	$823	$1,122
BK Adjusted EBITDA(1)	$218	$266	$823	$994
PLK Adjusted EBITDA(1)	$54	$59	$218	$188
Adjusted EBITDA(2)	$501	$622	$1,864	$2,304

Adjusted Net Income(2)	$247	$351	$948	$1,274
Adjusted Diluted Earnings per Share(2)	$0.53	$0.75	$2.03	$2.72

	As of December 31,
	2020	2019
	(unaudited)
Net cash provided by operating activities	$921	$1,476
Net cash used for investing activities	$(79)	$(30)
Net cash used for financing activities	$(821)	$(842)

Free Cash Flow(2)	$804	$1,414
Net Debt	$11,418	$10,763
Net Leverage(2)	6.1x	4.7x

(1)TH Adjusted EBITDA, BK Adjusted EBITDA, and PLK Adjusted EBITDA are our measures of segment profitability.
(2)Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share, Free Cash Flow, and Net Leverage are non-GAAP financial measures. Please refer to "Non-GAAP Financial Measures" for further detail.

The year-over-year change in Total Revenues on an as reported basis and on an organic basis for the full year was primarily driven by a decline in system-wide sales at Tim Hortons and Burger King and a decrease in supply chain sales, partially offset by an increase in system-wide sales at Popeyes. FX movements also contributed to the year-over-year decrease in Total Revenues on an as reported basis.

The year-over-year change in Total Revenues on an as reported basis and on an organic basis for the fourth quarter was primarily driven by a decline in system-wide sales at Tim Hortons, Burger King and Popeyes and a decrease in supply chain sales. Favorable FX movements partially offset the year-over-year decrease in Total Revenues on an as reported basis.

The decrease in Net Income Attributable to Common Shareholders and Noncontrolling Interests for the full year was primarily driven by a decrease in Tim Hortons and Burger King segment income, an unfavorable change in the results from other operating expenses (income), net, an unfavorable increase from the impact of equity method investments, and an increase in loss on early extinguishment of debt, partially offset by a decrease in income tax expense, an increase in Popeyes segment income, and a decrease in interest expense.

The decrease in Net Income Attributable to Common Shareholders and Noncontrolling Interests for the fourth quarter was primarily driven by a decrease in Tim Hortons and Burger King segment income, an increase in loss on early extinguishment of debt, partially offset by a decrease in income tax expense.

The year-over year change in Adjusted EBITDA on an as reported and on an organic basis for the full year was primarily driven by the decrease in Tim Hortons and Burger King Adjusted EBITDA, partially offset by an increase in Popeyes Adjusted EBITDA.

The year-over-year change in Adjusted EBITDA on an as reported and on an organic basis for the fourth quarter was primarily driven by the decrease in Tim Hortons and Burger King Adjusted EBITDA.

Our results this quarter continued to be impacted by the COVID-19 global pandemic, primarily through temporary closures of and restrictions on restaurants in various regions around the world. While certain markets have opened for dine-in guests, the capacity may be limited, and local conditions may lead to closures or increased limitations.

As of the end of December, over 96% of our restaurants were open worldwide, including substantially all of our restaurants in North America and Asia Pacific. As of the end of December, approximately 94% of our restaurants were open in Europe, Middle East and Africa.

While we do not know the future impact COVID-19 will have on our business, or when our business will fully return to normal operations, we expect to see a continued impact from COVID-19 on our results in 2021.

TH Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
	(unaudited)		(unaudited)
System-wide Sales Growth	(12.9)%	(2.9)%	(17.5)%	(0.3)%
System-wide Sales	$1,478	$1,679	$5,488	$6,716
Comparable Sales	(11.0)%	(4.3)%	(15.7)%	(1.5)%

Net Restaurant Growth	0.3%	1.8%	0.3%	1.8%
System Restaurant Count at Period End	4,949	4,932	4,949	4,932

Sales	$531	$586	$1,876	$2,204
Franchise and Property Revenues	$251	$286	$934	$1,140
Total Revenues	$782	$872	$2,810	$3,344

Cost of Sales	$423	$444	$1,484	$1,677
Franchise and Property Expenses	$91	$90	$341	$358
Segment SG&A	$73	$73	$284	$309
Segment Depreciation and Amortization	$31	$26	$113	$106
Adjusted EBITDA(1)(3)	$229	$297	$823	$1,122

(3)TH Adjusted EBITDA includes $3 million and $5 million of cash distributions received from equity method investments for the three months ended December 31, 2020 and 2019, respectively. TH Adjusted EBITDA includes $9 million and $16 million of cash distributions received from equity method investments for the twelve months ended December 31, 2020 and 2019, respectively.

For the full year and fourth quarter, the decrease in system-wide sales was primarily driven by a decrease in comparable sales of (15.7)% and (11.0)%, respectively, including Canada comparable sales of (16.5)% and (11.9)%, respectively, for the same periods.

The year-over-year change in Total Revenues and Adjusted EBITDA on an as reported and on an organic basis was primarily driven by the decrease in system-wide sales and supply chain sales. This decrease was also driven by unfavorable FX movements for the full year and partially offset by favorable FX movements for the fourth quarter on an as reported basis.

BK Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
	(unaudited)		(unaudited)
System-wide Sales Growth	(8.1)%	8.4%	(11.1)%	9.3%
System-wide Sales	$5,428	$5,905	$20,038	$22,921
Comparable Sales	(7.9)%	2.8%	(7.9)%	3.4%

Net Restaurant Growth	(1.1)%	5.9%	(1.1)%	5.9%
System Restaurant Count at Period End	18,625	18,838	18,625	18,838

Sales	$15	$19	$64	$76
Franchise and Property Revenues	$419	$443	$1,538	$1,701
Total Revenues	$434	$462	$1,602	$1,777

Cost of Sales	$16	$18	$65	$71
Franchise and Property Expenses	$47	$44	$176	$168
Segment SG&A	$166	$151	$588	$600
Segment Depreciation and Amortization	$12	$12	$49	$49
Adjusted EBITDA(1)(4)	$218	$266	$823	$994

(4)BK Adjusted EBITDA includes $4 million and $6 million of cash distributions received from equity method investments for the three and twelve months ended December 31, 2019, respectively. No significant cash distributions were received during 2020.

For the full year and fourth quarter, the decrease in system-wide sales was primarily driven by a decrease in comparable sales of (7.9)% in both periods, including US comparable sales growth of (5.6)% and (2.9)%, respectively.

The year-over-year change in Total Revenues and Adjusted EBITDA on an as reported and on an organic basis was primarily driven by the decrease in system-wide sales. This decrease was also driven by FX movements for the full year on an as reported basis.

PLK Segment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
	(unaudited)		(unaudited)
System-wide Sales Growth	(0.9)%	42.3%	17.7%	18.5%
System-wide Sales	$1,307	$1,327	$5,143	$4,397
Comparable Sales	(5.8)%	34.4%	13.8%	12.1%

Net Restaurant Growth	4.1%	6.9%	4.1%	6.9%
System Restaurant Count at Period End	3,451	3,316	3,451	3,316

Sales	$17	$22	$73	$82
Franchise and Property Revenues	$125	$123	$483	$400
Total Revenues	$142	$145	$556	$482

Cost of Sales	$15	$17	$61	$65
Franchise and Property Expenses	$2	$5	$11	$14
Segment SG&A	$72	$66	$273	$225
Segment Depreciation and Amortization	$2	$3	$8	$11
Adjusted EBITDA(1)	$54	$59	$218	$188

For the full year, system-wide sales were primarily driven by comparable sales growth and net restaurant growth of 4.1%. For the full year, comparable sales were 13.8%, including US comparable sales of 15.7%.

For the fourth quarter, the decrease in system-wide sales was primarily driven by the decrease in comparable sales, partially offset by net restaurant growth of 4.1%. For the fourth quarter, comparable sales were (5.8)%, including US comparable sales of (6.4)%.

The change in Total Revenues and Adjusted EBITDA for the full year on an as reported and on an organic basis was primarily driven by system-wide sales growth. The change in Adjusted EBITDA was also driven by an increase in segment Selling General and Administrative expenses.
The change in Total Revenues and Adjusted EBITDA for the quarter on an as reported and on an organic basis was primarily driven by the decrease in system-wide sales.

Cash and Liquidity

As of December 31, 2020, total debt was $13.0 billion, and net debt (total debt less cash and cash equivalents of $1.6 billion) was $11.4 billion, and net leverage was 6.1x. In the fourth quarter, we took advantage of favorable market conditions to issue $2.9 billion of 4.0% Second Lien Notes due 2030 and redeemed $2.8 billion of our 5% Second Lien Notes due 2025. We also issued $750 million of 3.5% First Lien Notes due in 2029 and redeemed $725 million of 4.25% First Lien Notes due 2024.

The RBI board of directors has declared a dividend of $0.53 per common share and partnership exchangeable unit of RBI LP for the first quarter of 2021. The dividend will be payable on April 6, 2021 to shareholders and unitholders of record at the close of business on March 23, 2021. In connection with the declared dividend, RBI also announced that it is targeting a total of $2.12 in dividends per common share and partnership exchangeable unit of RBI LP for 2021.

Investor Conference Call
We will host an investor conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 11, 2021, to review financial results for the full year and fourth quarter ended December 31, 2020. The earnings call will be broadcast live via our investor relations website at http://investor.rbi.com and a replay will be available for 30 days following the release. The dial-in number is (877) 317-6711 for U.S. callers, (866) 450-4696 for Canadian callers, and (412) 317-5475 for callers from other countries.

Contacts

Investors: investor@rbi.com
Media: media@rbi.com

About Restaurant Brands International Inc.

Restaurant Brands International Inc. (“RBI”) is one of the world’s largest quick service restaurant companies with approximately $31 billion in annual system-wide sales and 27,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 45 years. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements

This press release contains certain forward-looking statements and information, which reflect management's current beliefs and expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about our expectations regarding the effects of the COVID-19 pandemic on our results of operations, liquidity and prospects and those of our franchisees and our ability to continue to navigate the impact of the pandemic, our expectations regarding our 2021 and long-term restaurant growth goals and our progress toward those goals, the impact of our strategic initiatives on the long-term growth prospects of our brands, the timing of technology roll out, our future plans with respect to our brands and our total dividend target for 2021. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to unforeseen events such as pandemics; risks related to supply chain; risks related to ownership and leasing of properties; risks related to our franchisees financial stability and their ability to access and maintain the liquidity necessary to operate their business; risks related to RBI’s ability to successfully implement its domestic and international growth strategy and risks related to its international operations; risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry; risks related to technology; and changes in applicable tax laws or interpretations thereof. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Sales	$563	$627	$2,013	$2,362
Franchise and property revenues	795	852	2,955	3,241
Total revenues	1,358	1,479	4,968	5,603
Operating costs and expenses:
Cost of sales	454	479	1,610	1,813
Franchise and property expenses	140	139	528	540
Selling, general and administrative expenses	342	316	1,264	1,264
(Income) loss from equity method investments	3	—	39	(11)
Other operating expenses (income), net	46	34	105	(10)
Total operating costs and expenses	985	968	3,546	3,596
Income from operations	373	511	1,422	2,007
Interest expense, net	132	126	508	532
Loss on early extinguishment of debt	98	19	98	23
Income before income taxes	143	366	816	1,452
Income tax expense	4	109	66	341
Net income	139	257	750	1,111
Net income attributable to noncontrolling interests	48	92	264	468
Net income attributable to common shareholders	$91	$165	$486	$643
Earnings per common share:
Basic	$0.30	$0.55	$1.61	$2.40
Diluted	$0.30	$0.54	$1.60	$2.37
Weighted average shares outstanding:
Basic	304	298	302	268
Diluted	464	469	468	469
Cash dividends declared per common share	$0.52	$0.50	$2.08	$2.00

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	As of
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,560	$1,533
Accounts and notes receivable, net of allowance of $42 and $13, respectively	536	527
Inventories, net	96	84
Prepaids and other current assets	72	52
Total current assets	2,264	2,196
Property and equipment, net of accumulated depreciation and amortization of $879 and $746, respectively	2,031	2,007
Operating lease assets, net	1,152	1,176
Intangible assets, net	10,701	10,563
Goodwill	5,739	5,651
Net investment in property leased to franchisees	66	48
Other assets, net	824	719
Total assets	$22,777	$22,360
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$464	$644
Other accrued liabilities	835	790
Gift card liability	191	168
Current portion of long-term debt and finance leases	111	101
Total current liabilities	1,601	1,703
Long-term debt, net of current portion	12,397	11,759
Finance leases, net of current portion	315	288
Operating lease liabilities, net of current portion	1,082	1,089
Other liabilities, net	2,236	1,698
Deferred income taxes, net	1,425	1,564
Total liabilities	19,056	18,101
Commitments and contingencies
Shareholders’ equity:
Common shares, no par value; unlimited shares authorized at December 31, 2020 and December 31, 2019; 304,718,749 shares issued and outstanding at December 31, 2020; 298,281,081 shares issued and outstanding at December 31, 2019	2,399	2,478
Retained earnings	622	775
Accumulated other comprehensive income (loss)	(854)	(763)
Total Restaurant Brands International Inc. shareholders’ equity	2,167	2,490
Noncontrolling interests	1,554	1,769
Total shareholders’ equity	3,721	4,259
Total liabilities and shareholders’ equity	$22,777	$22,360

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$750	$1,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	189	185
Premiums paid and non-cash loss on early extinguishment of debt	97	16
Amortization of deferred financing costs and debt issuance discount	26	29
(Income) loss from equity method investments	39	(11)
Loss (gain) on remeasurement of foreign denominated transactions	100	(14)
Net (gains) losses on derivatives	32	(49)
Share-based compensation expense	74	68
Deferred income taxes	(208)	58
Other	28	6
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Accounts and notes receivable	(30)	(53)
Inventories and prepaids and other current assets	(10)	(15)
Accounts and drafts payable	(183)	112
Other accrued liabilities and gift card liability	16	(51)
Tenant inducements paid to franchisees	(22)	(54)
Other long-term assets and liabilities	23	138
Net cash provided by operating activities	921	1,476
Cash flows from investing activities:
Payments for property and equipment	(117)	(62)
Net proceeds from disposal of assets, restaurant closures and refranchisings	12	8
Settlement/sale of derivatives, net	33	24
Other investing activities, net	(7)	—
Net cash used for investing activities	(79)	(30)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	5,235	2,250
Repayments of long-term debt and finance leases	(4,708)	(2,266)
Payment of financing costs	(43)	(50)
Payment of dividends on common shares and distributions on Partnership exchangeable units	(959)	(901)
Repurchase of Partnership exchangeable units	(380)	—
Proceeds from stock option exercises	82	102
(Payments) proceeds from derivatives	(46)	23
Other financing activities, net	(2)	—
Net cash used for financing activities	(821)	(842)
Effect of exchange rates on cash and cash equivalents	6	16
Increase (decrease) in cash and cash equivalents	27	620
Cash and cash equivalents at beginning of period	1,533	913
Cash and cash equivalents at end of period	$1,560	$1,533
Supplemental cash flow disclosures:
Interest paid	$463	$584
Income taxes paid	$267	$248

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Key Operating Metrics
We evaluate our restaurants and assess our business based on the following operating metrics.

System-wide sales growth refers to the percentage change in sales at all franchise and company-owned restaurants in one period from the same period in the prior year. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH and BK and 17 months or longer for PLK . Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are measured on a constant currency basis, which means that results exclude the effect of foreign currency translation and are calculated by translating prior year results at current year monthly average exchange rates. We analyze key operating metrics on a constant currency basis as this helps identify underlying business trends, without distortion from the effects of currency movements.

System-wide sales represent sales at all franchise restaurants and company-owned restaurants. We do not record franchise sales as revenues; however, our franchise revenues include royalties based on a percentage of franchise sales.

Net restaurant growth refers to the net increase/(decrease) in restaurant count (openings, net of permanent closures) over a trailing twelve month period, divided by the restaurant count at the beginning of the trailing twelve month period.

	Three Months Ended December 31,		Twelve Months Ended December 31,
KPIs by Market	2020	2019	2020	2019
	(unaudited)		(unaudited)
System-wide Sales Growth
TH - Canada	(14.3)%	(3.3)%	(18.5)%	(0.4)%
TH - Rest of World	(3.8)%	(0.1)%	(10.7)%	0.5%
TH - Global	(12.9)%	(2.9)%	(17.5)%	(0.3)%

BK - US	(3.0)%	1.4%	(5.4)%	2.7%
BK - Rest of World	(12.1)%	14.5%	(15.8)%	15.3%
BK - Global	(8.1)%	8.4%	(11.1)%	9.3%

PLK - US	(2.0)%	45.0%	20.3%	18.4%
PLK - Rest of World	7.4%	25.2%	(0.5)%	19.1%
PLK - Global	(0.9)%	42.3%	17.7%	18.5%

System-wide Sales (in US$ millions)
TH - Canada	$1,264	$1,457	$4,720	$5,856
TH - Rest of World	$214	$222	$768	$860
TH - Global	$1,478	$1,679	$5,488	$6,716

BK - US	$2,489	$2,565	$9,657	$10,204
BK - Rest of World	$2,939	$3,340	$10,381	$12,717
BK - Global	$5,428	$5,905	$20,038	$22,921

PLK - US	$1,141	$1,164	$4,587	$3,812
PLK - Rest of World	$166	$163	$556	$585
PLK - Global	$1,307	$1,327	$5,143	$4,397

Comparable Sales
TH - Canada	(11.9)%	(4.6)%	(16.5)%	(1.4)%
TH - Rest of World	(5.4)%	(2.5)%	(9.9)%	(2.1)%
TH - Global	(11.0)%	(4.3)%	(15.7)%	(1.5)%

BK - US	(2.9)%	0.6%	(5.6)%	1.7%
BK - Rest of World	(11.9)%	4.7%	(10.1)%	4.9%
BK - Global	(7.9)%	2.8%	(7.9)%	3.4%

PLK - US	(6.4)%	37.9%	15.7%	13.0%
PLK - Rest of World	(1.1)%	10.3%	(2.0)%	5.7%
PLK - Global	(5.8)%	34.4%	13.8%	12.1%

	As of December 31,
KPIs by Market	2020	2019
	(unaudited)
Net Restaurant Growth
TH - Canada	(1.9)%	1.5%
TH - Rest of World	10.3%	3.0%
TH - Global	0.3%	1.8%

BK - US	(3.6)%	0.2%
BK - Rest of World	0.5%	9.8%
BK - Global	(1.1)%	5.9%

PLK - US	5.3%	5.5%
PLK - Rest of World	0.4%	11.3%
PLK - Global	4.1%	6.9%

Restaurant Count
TH - Canada	3,936	4,014
TH - Rest of World	1,013	918
TH - Global	4,949	4,932

BK - US	7,081	7,346
BK - Rest of World	11,544	11,492
BK - Global	18,625	18,838

PLK - US	2,608	2,476
PLK - Rest of World	843	840
PLK - Global	3,451	3,316

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Supplemental Disclosure
(Unaudited)

Selling, General and Administrative Expenses

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
Segment SG&A TH(1)	$73	$73	$284	$309
Segment SG&A BK(1)	166	151	588	600
Segment SG&A PLK(1)	72	66	273	225
Share-based compensation and non-cash incentive compensation expense	21	12	84	74
Depreciation and amortization(2)	5	5	19	19
Corporate restructuring and tax advisory fees	5	9	16	31
Office centralization and relocation costs	—	—	—	6
Selling, general and administrative expenses	$342	$316	$1,264	$1,264

(1)Segment SG&A includes segment selling expenses, including advertising fund expenses, and segment general and administrative expenses and excludes share-based compensation and non-cash incentive compensation expense, depreciation and amortization, corporate restructuring and tax advisory fees, and office centralization and relocation costs.
(2)Segment depreciation and amortization reflects depreciation and amortization included in the respective segment cost of sales and the respective segment franchise and property expenses. Depreciation and amortization included in selling, general and administrative expenses reflects all other depreciation and amortization.

Other Operating Expenses (Income), net

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
Net losses (gains) on disposal of assets, restaurant closures, and refranchisings(3)	$4	$8	$6	$7
Litigation settlements and reserves, net	2	1	7	2
Net losses (gains) on foreign exchange(4)	46	23	100	(15)
Other, net	(6)	2	(8)	(4)
Other operating expenses (income), net	$46	$34	$105	$(10)

(3)Net losses (gains) on disposal of assets, restaurant closures, and refranchisings represent sales of properties and other costs related to restaurant closures and refranchisings. Gains and losses recognized in the current period may reflect certain costs related to closures and refranchisings that occurred in previous periods.
(4)Net losses (gains) on foreign exchange is primarily related to revaluation of foreign denominated assets and liabilities.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and discuss the reasons why we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Non-GAAP Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, RBI reports the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share (“Adjusted Diluted EPS”), Organic revenue growth, Organic Adjusted EBITDA growth, Free Cash Flow, and Net Leverage. We believe that these non-GAAP measures are useful to investors in assessing our operating performance or liquidity, as these provide them with the same tools that management uses to evaluate our performance and is responsive to questions we receive from both investors and analysts. By disclosing these non-GAAP measures, we intend to provide investors with a consistent comparison of our operating results and trends for the periods presented.

EBITDA is defined as earnings (net income or loss) before interest expense, net, (gain) loss on early extinguishment of debt, income tax (benefit) expense, and depreciation and amortization and is used by management to measure operating performance of the business. Adjusted EBITDA is defined as EBITDA excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities. For the periods referenced, this included costs incurred in connection with the centralization and relocation of our Canadian and U.S. restaurant support centers to new offices in Toronto, Ontario, and Miami, Florida, respectively and from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including consulting services related to the interpretation of final and proposed regulations and guidance under the Tax Cuts and Jobs Act (the “Tax Act”). Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. Adjusted EBITDA, as defined above, also represents our measure of segment income for each of our three operating segments.

Adjusted Net Income is defined as net income excluding (i) franchise agreement amortization as a result of acquisition accounting, (ii) amortization of deferred financing costs and debt issuance discount, (iii) loss on early extinguishment of debt and interest expense, which represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015 and November 2019, (iv) (income) loss from equity method investments, net of cash distributions received from equity method investments, (v) other operating expenses (income), net, and (vi) income or expense from non-recurring projects and non-operating activities (as described above).

Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance or the performance of an acquired business.

Net Leverage is defined as net debt (total debt less cash and cash equivalents) divided by LTM Adjusted EBITDA. Net Leverage is a performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.

Revenue growth and Adjusted EBITDA growth, on an organic basis, are non-GAAP measures that exclude the impact of FX movements. Management believes that organic growth is an important metric for measuring the operating performance of our business as it helps identify underlying business trends, without distortion from the effects of FX movements. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.

Free Cash Flow is the total of Net cash provided by (used for) operating activities minus Payments for property and equipment. Free Cash Flow is a liquidity measure used by management as one factor in determining the amount of cash that is available for working capital needs or other uses of cash, however, it does not represent residual cash flows available for discretionary expenditures.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Organic Growth in Revenue and Adjusted EBITDA
Three and Twelve Months Ended December 31, 2020
(Unaudited)

					Impact of FX
	Actual		Q4 '20 vs. Q4 '19		Movements	Organic Growth
(in US$ millions)	Q4 '20	Q4 '19	$	%	$	$	%
Revenue
TH	$782	$872	$(90)	(10.4)%	$10	$(100)	(11.4)%
BK	$434	$462	$(28)	(6.0)%	$—	$(28)	(6.0)%
PLK	$142	$145	$(3)	(1.7)%	$—	$(3)	(1.5)%
Total Revenues	$1,358	$1,479	$(121)	(8.2)%	$10	$(131)	(8.8)%
Adjusted EBITDA
TH	$229	$297	$(68)	(23.2)%	$3	$(71)	(24.1)%
BK	$218	$266	$(48)	(18.2)%	$—	$(48)	(18.2)%
PLK	$54	$59	$(5)	(8.3)%	$—	$(5)	(7.8)%
Adjusted EBITDA	$501	$622	$(121)	(19.7)%	$3	$(124)	(20.1)%

Note: Percentage changes may not recalculate due to rounding.

The change in Adjusted EBITDA during the three months ended December 31, 2020 compared to the three months ended December 31, 2019 includes a decrease of $6 million related to the temporary mismatch between advertising fund revenues and expenses which had a negative impact of approximately (1.0)% on the organic Adjusted EBITDA growth rate.

					Impact of FX
	Actual		2020 vs. 2019		Movements	Organic Growth
(in US$ millions)	2020	2019	$	%	$	$	%
Revenue
TH	$2,810	$3,344	$(534)	(16.0)%	$(30)	$(504)	(15.2)%
BK	$1,602	$1,777	$(175)	(9.8)%	$(18)	$(157)	(8.9)%
PLK	$556	$482	$74	15.3%	$(1)	$75	15.5%
Total Revenues	$4,968	$5,603	$(635)	(11.3)%	$(49)	$(586)	(10.5)%
Adjusted EBITDA
TH	$823	$1,122	$(299)	(26.7)%	$(10)	$(289)	(26.0)%
BK	$823	$994	$(171)	(17.2)%	$(17)	$(154)	(15.8)%
PLK	$218	$188	$30	15.8%	$(1)	$31	16.5%
Adjusted EBITDA	$1,864	$2,304	$(440)	(19.1)%	$(28)	$(412)	(18.1)%

Note: Percentage changes may not recalculate due to rounding.

The change in Adjusted EBITDA during the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019 includes a decrease of $24 million related to the temporary mismatch between advertising fund revenues and expenses which had a negative impact of approximately (1.1)% on the organic Adjusted EBITDA growth rate.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions)	2020	2019	2020	2019
Segment income:
TH	$229	$297	$823	$1,122
BK	218	266	823	994
PLK	54	59	218	188
Adjusted EBITDA	501	622	1,864	2,304
Share-based compensation and non-cash incentive compensation expense(1)	21	12	84	74
Corporate restructuring and tax advisory fees(2)	5	9	16	31
Office centralization and relocation costs(3)	—	—	—	6
Impact of equity method investments(4)	6	10	48	11
Other operating expenses (income), net	46	34	105	(10)
EBITDA	423	557	1,611	2,192
Depreciation and amortization	50	46	189	185
Income from operations	373	511	1,422	2,007
Interest expense, net	132	126	508	532
Loss on early extinguishment of debt	98	19	98	23
Income tax expense(5)(6)	4	109	66	341
Net income	$139	$257	$750	$1,111

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, except per share data)	2020	2019	2020	2019
Net income	$139	$257	$750	$1,111
Income tax expense(5)(6)	4	109	66	341
Income before income taxes	143	366	816	1,452
Adjustments:
Franchise agreement amortization	8	8	33	31
Amortization of deferred financing costs and debt issuance discount	7	7	26	29
Interest expense and loss on extinguished debt(7)	106	24	129	37
Corporate restructuring and tax advisory fees(2)	5	9	16	31
Office centralization and relocation costs(3)	—	—	—	6
Impact of equity method investments(4)	6	10	48	11
Other operating expenses (income), net	46	34	105	(10)
Total adjustments	178	92	357	135
Adjusted income before income taxes	321	458	1,173	1,587
Adjusted income tax expense(5)(6)(8)	74	107	225	313
Adjusted net income	$247	$351	$948	$1,274
Adjusted diluted earnings per share	$0.53	$0.75	$2.03	$2.72
Weighted average diluted shares outstanding	464	469	468	469

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of Net Leverage and Free Cash Flow
(Unaudited)

	As of December 31,
(in US$ millions, except ratio)	2020	2019
Term debt, net of current portion	$12,397	$11,759
Finance leases, net of current portion	315	288
Current portion of long term debt and finance leases	111	101
Unamortized deferred financing costs and deferred issue discount	155	148
Total debt	$12,978	$12,296

Cash and cash equivalents	$1,560	$1,533
Net debt	11,418	10,763
Adjusted EBITDA	1,864	2,304
Net leverage	6.1x	4.7x

	Twelve Months Ended December 31,
(in US$ millions)	2020	2019
Net cash provided by operating activities	$921	$1,476
Payments for property and equipment	(117)	(62)
Free cash flow	$804	$1,414

	Twelve Months Ended December 31,	Nine Months Ended September 30,	Three Months Ended December 31,
(in US$ millions)	2020	2020	2020
Calculation:	A	B	A - B
Net cash provided by operating activities	$921	$608	$313
Payments for property and equipment	(117)	(71)	(46)
Free cash flow	$804	$537	$267

Non-GAAP Financial Measures
Footnotes to Reconciliation Tables

(1)Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2019 and 2020 cash bonus, respectively.

(2)Costs arising primarily from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements, including consulting services related to the interpretation of final and proposed regulations and guidance under the Tax Cuts and Jobs Act (the “Tax Act”).

(3)In connection with the centralization and relocation of our Canadian and U.S. restaurant support centers to new offices in Toronto, Ontario, and Miami, Florida, respectively, we incurred certain non-operational expenses consisting primarily of duplicate rent expense, moving costs, and relocation-driven compensation expenses.

(4)Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in segment income.

(5)The effective tax rate for the twelve months ended December 31, 2020 reflects a $105 million increase in deferred tax assets, consisting of $64 million related to the analysis of final guidance related to the Tax Act received during 2020 and $41 million due to Swiss tax reform transition relief. This increase in deferred tax assets reduced the effective tax rate by 12.9% during 2020. The effective tax rate for the twelve months ended December 31, 2019 reflects a $37 million income tax expense provision adjustment related to a prior restructuring transaction not applicable to ongoing operations which increased our effective tax rate by 2.5% during 2019. Adjusted income tax expense excludes the impact of these adjustments.

(6)The effective tax rate was reduced by 0.3% and 2.2% for the twelve months ended December 31, 2020 and 2019, respectively, and our adjusted effective tax rate was reduced by 0.2% and 2.0% for the twelve months ended December 31, 2020 and 2019, respectively, as a result of benefits from stock option exercises.

(7)Represents loss on early extinguishment of debt and interest expense. Interest expense included in this amount represents non-cash interest expense related to losses reclassified from accumulated comprehensive income (loss) into interest expense in connection with interest rate swaps de-designated in May 2015 and November 2019.

(8)Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred.